Exhibit 5.1

Morgan, Lewis & Bockius LLP
Counselors at Law

1701 Market Street
Philadelphia, PA 19103-2921
215-963-5000
Fax: 215-963-5001

September 16, 2014

Safeguard Scientifics, Inc.
435 Devon Park Drive
Building 800
Wayne, PA 19087

Re:    Safeguard Scientifics, Inc. – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Safeguard Scientifics, Inc., a Pennsylvania corporation (the “Company”), in connection with its filing of a shelf registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the offer and sale by the Company from time to time, in one or more offerings, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) of shares of the Company’s common stock, $0.10 par value (“Common Stock”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Second Amended and Restated Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”) and Amended and Restated By-laws of the Company (the “By-laws”), each as amended to date, (ii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement; and (iii) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company. We also have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

For the purpose of the opinions set forth below, we have also assumed, without independent investigation or verification, that:

•
the issuance, sale, number or amount and other terms of the offerings of the Common Stock to be offered from time to time will be duly authorized and established by the authorizing resolutions of the Board of Directors of the Company, in accordance with the Articles of Incorporation, the By-laws and applicable Pennsylvania law (each, a “Corporate Action”), and will not conflict with or constitute a breach of the terms of any agreement or instrument to which the Company is subject;

•
the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and such effectiveness shall not have been terminated or rescinded and will comply with all applicable federal and state laws at the time shares of Common Stock are offered and issued as contemplated by the Registration Statement;

•
a prospectus supplement will have been prepared, delivered (including through compliance with Rule 172 of the General Rules and Regulations promulgated under the Act) and filed with the Commission describing the offering contemplated thereby and will comply with all applicable laws at the time the shares of Common Stock are offered and issued as contemplated by the Registration Statement;

•	all shares of Common Stock will be issued and sold in compliance with applicable federal and state securities laws; and

•
a definitive purchase or similar agreement (each, a “Definitive Agreement”) with respect to any shares of Common Stock offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof: Upon due authorization by Corporate Action of the issuance and sale of shares of Common Stock and upon issuance and delivery of such shares of Common Stock against payment of consideration for such shares (in an amount at least equal to the aggregate par value of such shares of Common Stock) in accordance with the terms and provisions of the applicable Definitive Agreements and the terms of the Corporate Action, and as contemplated by the Registration Statement and the applicable Prospectus Supplement, and, if applicable, upon the conversion, exchange or exercise of any other securities of the Company in accordance with their respective terms, the terms of the Corporate Action, and as contemplated by the Registration Statement and the applicable Prospectus Supplement (which shall, in each case, provide for payment of consideration that shall be at least equal to the aggregate par value of such shares of Common Stock), such shares of Common Stock will be validly issued, fully paid and nonassessable.

The opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing and standards of materiality.

We express no opinion as to laws other than the Commonwealth of Pennsylvania and the federal laws of the United States of America. Although the shares of Common Stock may be issued from time to time on a delayed or continuous basis, the opinions expressed herein are limited to the laws, including rules and regulations, as in effect on the date hereof.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP